Exhibit 4.3

RESTRICTED SHARE UNIT GRANT NOTICE

UNDER

COINCHECK GROUP

2024 OMNIBUS INCENTIVE PLAN

Coincheck Group N.V. (the “Company”), pursuant to its 2024 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Restricted Share Units set forth below. The Restricted Share Units are subject to all of the terms and conditions as set forth herein, in the Restricted Share Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[First Name] [Last Name]

Date of Grant:	[●]

Number of Restricted Share Units:	[Insert Number of Restricted Share Units Granted]

Vesting Schedule:	[●]

* * *

COINCHECK GROUP N.V.

By:
Title:

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED SHARE UNIT GRANT NOTICE, THE RESTRICTED SHARE UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED SHARE UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED SHARE UNIT GRANT NOTICE, THE RESTRICTED SHARE UNIT AGREEMENT AND THE PLAN.

PARTICIPANT[1]

[1]	To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

RESTRICTED SHARE UNIT AGREEMENT

UNDER

COINCHECK GROUP

2024 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Share Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Share Unit Agreement (this “Restricted Share Unit Agreement”) and the Coincheck Group 2024 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Coincheck Group N.V. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.	Grant of Restricted Share Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Share Units provided in the Grant Notice (with each Restricted Share Unit representing an unfunded, unsecured right to receive one Ordinary Share). The Company may make one or more additional grants of Restricted Share Units to the Participant under this Restricted Share Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Share Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Share Units hereunder and makes no implied promise to grant additional Restricted Share Units.

2.	Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Share Units shall vest as provided in the Grant Notice.

3.	Settlement of Restricted Share Units. Subject to any election by the Committee pursuant to Section 8(d)(ii) of the Plan, the Company will deliver to the Participant, without charge, as soon as reasonably practicable (and, in any event, within two and one-half months) following the applicable vesting date, one Ordinary Share for each Restricted Share Unit (as adjusted under the Plan, as applicable) which becomes vested hereunder and such vested Restricted Share Unit shall be cancelled upon such delivery. The Company shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such Ordinary Shares to be credited to the Participant’s account at the third-party plan administrator. Notwithstanding anything in this Restricted Share Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any Ordinary Shares as contemplated by this Restricted Share Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s Ordinary Shares are listed for trading.

4.	Treatment of Restricted Share Units Upon Termination. Except as otherwise provided in the Grant Notice or as otherwise may be provided by the Committee, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Share Units have vested, (A) all vesting with respect to such Participant’s Restricted Share Units shall cease and (B) unvested Restricted Share Units shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

5.	Conditions to Issuance of Ordinary Shares. The Company shall not be required to record the ownership by the Participant of Ordinary Shares issued upon the settlement of vested Restricted Share Units prior to fulfillment of all of the following conditions: (i) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary; (ii) the lapse of such reasonable period of time following the settlement of the vested Restricted Share Units as may otherwise be required by applicable law; and (iii) the execution and delivery to the Company, to the extent not so previously executed and delivered, of such other documents and instruments as may be reasonably required by the Committee.

6.	Participant. Whenever the word “Participant” is used in any provision of this Restricted Share Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Share Units may be transferred in accordance with Section 12(b) of the Plan, the word “Participant” shall be deemed to include such person or persons.

7.	Non-Transferability. The Restricted Share Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 12(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Share Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Share Units shall terminate and become of no further effect.

8.	Rights as Shareholder. The Participant or a Permitted Transferee of the Restricted Share Units shall have no rights as a shareholder with respect to any Ordinary Share underlying a Restricted Share Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Ordinary Share, and no adjustment shall be made for dividends or distributions or other rights in respect of such Ordinary Share for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

9.	Tax Withholding. The Participant may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold, any applicable federal, state, local, or foreign withholding taxes, social security contributions or other government mandated withholdings in respect of the Restricted Share Units, their vesting or settlement or any payment or transfer with respect to the Restricted Share Units at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes, social security contributions or other government mandated withholdings. The Company may satisfy such withholding obligations by any of the following means or by a combination of such means: (i) withholding from the Participant wages or other service compensation payable to the Participant by the Company or its Affiliates to the extent permitted by law; (ii) requiring the Participant to tender a cash payment to the Company; or (iii) withholding Ordinary Shares having a Fair Market Value equal to the amount of withholdings required, as determined in the sole discretion of the Committee. The Participant shall bear the ultimate burden to pay taxes, social security contributions and other government mandated withholdings and shall cooperate with the Company to execute appropriate forms for all required withholdings. The Company shall not be obligated to deliver any Ordinary Shares to the Participant unless and until all tax withholding obligations have been satisfied.

10.	Notice. Every notice or other communication relating to this Restricted Share Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Chief Financial Officer, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11.	No Right to Continued Service. This Restricted Share Unit Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company or any of its Subsidiaries for any specific tenure or term.

12.	Binding Effect. This Restricted Share Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13.	Waiver and Amendments. Except as otherwise set forth in Section 11 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Share Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14.	Clawback; Forfeiture. The Restricted Share Units and/or the Ordinary Shares acquired upon settlement of Restricted Share Units shall be subject (including on a retroactive basis) to clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by the Company’s clawback policy or Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). In addition and notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (a) canceling the Restricted Share Units, or (b) requiring that the Participant forfeit any gain realized on the disposition of any Ordinary Shares received in settlement of any Restricted Share Units, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Share Unit Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Restricted Share Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Company for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to hire or solicit, in any agreement with any member of the Company Group; or (iv) fraud, gross negligence or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. If a final levy for excessive severance payments (excessieve vertrekvergoeding) pursuant to article 32bb Dutch Wage Withholding Tax Act (Wet op de loonbelasting 1964) or any equivalent or similar levy (the “Final Levy”) becomes due by any member of the Company Group in respect of the material or formal termination of the Participant’s employment relationship with a member of the Company Group, the Committee may, in its sole discretion, forfeit part of the Participant’s entitlements to the Award with immediate or retroactive effect. The part that may be forfeited will be (i) determined to the effect that the aggregate gross amount of the Award and any other entitlements received pursuant to or otherwise in connection with the Plan plus any Final Levy due or paid does not exceed any amount of the Award and any other entitlements paid or payable to the Participant if no Final Levy would have been due, and (ii) forfeited effective as of the date the relevant payment under the Plan has been made or would otherwise become due. To the extent that the Participant has already received one or more payments in respect of any forfeited Award or other entitlements, the Participant will make corresponding repayments (in gross) to give effect to the forfeiture arrangements as set forth above. The above shall be without prejudice to any forfeiture arrangement pursuant to or otherwise in connection with the Plan and any Award Agreement. The foregoing includes a third party stipulation for no consideration for the benefit of the members of Company Group and their current, former and future Affiliates.

15.	Governing Law; Venue. THIS RESTRICTED SHARE UNIT AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO ANY RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Participant hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Restricted Share Unit Agreement and the Restricted Share Units granted hereunder shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 15, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over the Participant or any member of the Company Group, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

16.	Award Subject to Plan. The Restricted Share Units granted hereunder, and the Ordinary Shares issued to the Participant upon settlement of vested Restricted Share Units, are subject to the Plan and the terms of the Plan are hereby incorporated into this Restricted Share Unit Agreement. By accepting the Restricted Share Units, the Participant acknowledges that the Participant has received and read the Plan and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Restricted Share Unit Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The provisions of this Restricted Share Unit Agreement shall survive the termination of this Award to the extent consistent with, or necessary to carry out, the purposes thereof.

17.	Section 409A. It is intended that the Restricted Share Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

18.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Units and on any Ordinary Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.	Transmission Acknowledgement. To the extent necessary, the Participant authorizes, agrees and unambiguously consents to the transmission by the Company or any other member of the Company Group of any of the Participant’s personal data related to the Award for legitimate business purposes (including, without limitation, the administration of the Plan). The Participant confirms and acknowledges that the Participant gives this authorization and consent freely.

20.	Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. In the event that any information regarding the Restricted Share Units provided to the Participant through the third-party share plan administrator’s web portal or otherwise conflicts with any of the terms and conditions of this Restricted Share Unit Agreement or the Plan (collectively, the “Restricted Share Unit Governing Documents”), the Restricted Share Unit Governing Documents shall control.

21.	Entire Agreement. The Restricted Share Unit Governing Documents constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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